UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Metro–Goldwyn–Mayer Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METRO-GOLDWYN-MAYER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2003

To Our Stockholders:

The Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc., a Delaware corporation (the “Company”), will be held at the St. Regis Hotel, 2055 Avenue of the Stars, Los Angeles, CA 90067, on May 14, 2003, at 10:00 a.m., local time (the “Annual Meeting”), for the following purposes:

1.	To elect a Board of Directors;

2.	To consider and act upon the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders of record at the close of business on March 20, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder, during ordinary business hours, at the Company’s executive offices for a period of ten days prior to the meeting date.

Please date, sign and return the enclosed proxy whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting, please also check the appropriate box on the enclosed proxy and detach the admission ticket to present at the meeting.

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.

Use the enclosed envelope which requires no postage for mailing in the United States.

By Order of the Board of Directors,

William Allen Jones

Senior Executive Vice President

and Secretary

Santa Monica, California

April 9, 2003

METRO-GOLDWYN-MAYER INC.

2500 Broadway Street

Santa Monica, California 90404

(310) 449-3000

PROXY STATEMENT

April 9, 2003

General

The accompanying form of proxy and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of Metro-Goldwyn-Mayer Inc. in connection with the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. to be held at 10:00 a.m., local time, on May 14, 2003 at the St. Regis Hotel, 2055 Avenue of the Stars, Los Angeles, CA 90067 (the “Annual Meeting”), and at any and all postponements and adjournments thereof. Metro-Goldwyn-Mayer Inc., together with its direct and indirect subsidiaries, is hereinafter referred to as the “Company,” unless the context indicates otherwise.

This Proxy Statement and accompanying proxy were first mailed to stockholders on or about April 9, 2003. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding the common stock, $.01 par value per share, of the Company (the “Common Stock”) in their names or in the names of their nominees for their reasonable out-of-pocket charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the Common Stock.

Voting Rights and Outstanding Shares

Only stockholders of record of the Common Stock as of March 20, 2003 will be entitled to vote at the Annual Meeting. The authorized capital stock of the Company presently consists of 500,000,000 shares of the Common Stock and 25,000,000 shares of preferred stock, $.01 par value per share. On March 20, 2003, there were issued and outstanding 247,596,572 shares of the Common Stock, which constitutes all of the outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each share of the Common Stock is entitled to one vote on all matters to come before the Annual Meeting. No shares of the Company’s preferred stock are outstanding.

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Directors will be elected by a plurality of the votes of the shares of the Common Stock present in person or represented by proxy. For each other proposal to be acted upon at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the item will be required for approval.

With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the proposal on which the abstention is voted. Therefore, such abstentions will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

Proxies must be signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder’s proxy and vote such stockholder’s shares.

The Common Stock does not have cumulative voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of the Common Stock as of March 20, 2003 of (i) each current director or director nominee of the Company, (ii) the “Named Executive Officers” (as defined in “Executive Compensation” below), (iii) the current directors and Named Executive Officers of the Company as a group and (iv) each person who at such time, to the Company’s knowledge, beneficially owned more than five percent of the outstanding shares of the Common Stock.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares Beneficially Owned(2)	Percentage of Class
The Tracinda Group(3) 150 S. Rodeo Drive, Suite 250 Beverly Hills, CA 90212	163,949,644	66.2%

Alex Yemenidjian(4)	8,103,217	3.2

Christopher J. McGurk(5)	2,843,044	1.1

James D. Aljian(6)	28,731	*

Francis Ford Coppola(6)(7)(8)	13,554	*

Willie D. Davis(6)(7)	10,863	*

Michael R. Gleason(9)	192,234	*

Alexander M. Haig, Jr.(6)	6,000	*

Kirk Kerkorian(10) 150 S. Rodeo Drive, Suite 250 Beverly Hills, CA 90212	163,949,644	66.2

Frank G. Mancuso(6)(7)(11)	2,413,775	*

A. N. “Andy” Mosich(8)	1,000	*

Priscilla Presley(6)(7)	10,451	*

Henry D. Winterstern(6)(7)	9,707	*

Jerome B. York(6)(7)	32,196	*

William A. Jones(12)	271,930	*

Jay Rakow(13)	139,973	*

Daniel J. Taylor(14)	341,782	*

All current directors and Named Executive Officers as a group (15 persons)	178,367,101	68.5

*	Less than 1 percent.

(1)	Unless otherwise indicated, the address for the persons listed is 2500 Broadway Street, Santa Monica, CA 90404.

(2)	The number of shares shown includes shares over which the person named has either sole or shared voting or investment power and shares as to which certain directors and executive officers disclaim beneficial ownership. The shares of the Common Stock which a person has the right to acquire within 60 days of March 20, 2003 and the shares of Common Stock underlying options that are vested as of March 20, 2003 or that will become vested within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or other rights, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. As a result, the aggregate percentage ownership of the Common Stock shown above may exceed 100 percent.

(3)	The Tracinda Group refers to, collectively, Tracinda Corporation (“Tracinda”) and a Delaware corporation that is owned by Tracinda and Mr. Kerkorian. All of the shares of the Common Stock held by the Tracinda Group are pledged to a group of banks to secure a syndicated credit facility to the Tracinda Group.

(4)	Includes: 8,000,000 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date and 3,217 shares of the Common Stock allocated to Mr. Yemenidjian’s account in the Savings Plan (as defined in “Benefit Plans—MGM Savings Plan”) as of March 20, 2003.

(5)	Includes: 2,497,500 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date and 3,469 shares of the Common Stock allocated to Mr. McGurk’s account in the Savings Plan as of March 20, 2003.

(6)	Includes: with respect to Messrs. Aljian, Coppola, Davis, Haig, Mancuso, Winterstern and York and Ms. Presley, 5,000 shares of Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date.

(7)	Includes: with respect to Messrs. Coppola, Davis, Mancuso, Winterstern and York and Ms. Presley, 1,282, 606, 932, 932, 1,562 and 1,026 shares, respectively, of the Common Stock, representing in each case the estimated number of shares of the Common Stock, based on a per-share price of $10.72 as of March 20, 2003, to be issued under the Director Plan (as defined in “Election of Directors—Information Regarding the Board of Directors and Certain Committees”) within 60 days of March 20, 2003. See “—Director Compensation.”

(8)	Mr. Coppola is not standing for re-election as a director at the Annual Meeting, and Professor Mosich has been nominated to fill the vacancy created thereby.

(9)	Includes: 29,333 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date and 87 shares of the Common Stock allocated to Mr. Gleason’s account in the Savings Plan as of March 20, 2003.

(10)	Mr. Kerkorian is the chief executive officer, president, and sole stockholder and director of Tracinda. The 163,949,644 shares of the Common Stock are owned by the Tracinda Group.

(11)	Includes: 1,745,680 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date. Also includes 7,578 shares of the Common Stock owned by Mr. Mancuso’s children and grandchildren as to which Mr. Mancuso disclaims beneficial ownership.

(12)	Includes: 166,354 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date, 5,375 shares of the Common Stock allocated to Mr. Jones’ account in the Savings Plan as of March 20, 2003 and 60,201 shares of the Common Stock allocated to Mr. Jones’ account in the MGM Deferred Compensation Plan, representing shares issued in lieu of cash otherwise payable under the Senior Management Bonus Plan. See “Executive Compensation—Executive Compensation Summary” and “Executive Compensation—Stock-Based Plans—Senior Management Bonus Plan.”

(13)	Includes: 137,500 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date and 2,473 shares of the Common Stock allocated to Mr. Rakow’s account in the Savings Plan as of March 20, 2003.

(14)	Includes: 336,438 shares of the Common Stock underlying options vested as of March 20, 2003 or that will become vested within 60 days of such date and 3,814 shares of the Common Stock allocated to Mr. Taylor’s account in the Savings Plan as of March 20, 2003.

The Tracinda Group is the beneficial owner of more than 50 percent of the Common Stock. The Tracinda Group intends to vote its shares in favor of the director nominees listed above and in favor of Proposal 2. Since the holders of the Common Stock do not have cumulative voting rights, the Tracinda Group will be able to elect the entire Board of Directors and cause adoption of Proposal 2.

Shareholders Agreement

The following is a summary description of the material terms of the Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) dated as of August 4, 1997, as amended, by and among the Company, Metro-Goldwyn-Mayer Studios Inc. (“MGM Studios”), the Tracinda Group and the current and former executives specified on the signature pages thereto (such specified persons, collectively, “Executives”). For purposes of the Shareholders Agreement, any shares of the Common Stock beneficially owned, directly or indirectly, by any member of the Tracinda Group will be deemed to be owned by Tracinda.

Tag-Along Rights.    The Tracinda Group has agreed to be bound by certain “tag-along” restrictions with respect to certain transfers of its shares of the Common Stock. Subject to certain exceptions, if any member of the Tracinda Group desires to transfer shares of the Common Stock beneficially owned by it, directly or indirectly, in whole or in part (a “Tag-Along Sale”), then each Executive shall have the right, but not the obligation, (i) to exercise certain options held by such Executive pursuant to the Stock Incentive Plan (as defined below) to the extent required to realize the “tag-along” rights of such Executive and (ii) to elect that such member of the Tracinda Group be obligated to require, as a condition to such Tag-Along Sale, that the proposed purchaser purchase from each such electing Executive a proportional number of shares.

Registration Rights.    Subject to certain exceptions and conditions, the Tracinda Group and the Executives have the right to make up to three requests, in the case of the Tracinda Group, and up to two requests with respect to all of the Executives, for registration (“Demand Registration”) under the Securities Act of 1933, as amended (the “Securities Act”), of all or part of the Common Stock or certain other securities (the “Registrable Securities”) held by them. Any request for a Demand Registration must include such Registrable Securities with an estimated value of no less than $50 million. Demand Registration requests may be for shelf registrations covering sales on a delayed or continuous basis.

In addition, if the Company proposes to register any of its equity securities under the Securities Act (other than (a) a registration on Form S-4 or Form S-8 or (b) a registration in connection with a pro rata distribution of rights to subscribe for shares of the Common Stock), whether or not for sale for its own account, then, subject to certain exceptions and conditions, each member of the Tracinda Group and each of the Executives shall be entitled to request that the Registrable Securities of the same class beneficially owned by such party be included in such registration (a “Piggyback Registration”).

The Company will pay all of the expenses of any Demand or Piggyback Registration, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from the Company against certain liabilities, including liabilities under the Securities Act. See “Certain Relationships and Related Transactions—Other Transactions with Tracinda and Affiliates.”

Certain Holdback Agreements.    The Tracinda Group and each of the Executives have agreed, under certain circumstances, if requested by the Company or any managing underwriters of a registration of securities of the Company, not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for equity securities, for a period not to exceed the period commencing with the date seven days prior to and ending with the date 180 days after the effective date of any underwritten registration by the Company of the securities (except as part of such underwritten registration). The Company has agreed to a similar restriction (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor forms) and to use its best efforts to cause certain holders of its capital stock (other than in a registered public offering) to so agree.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth the name of each nominee (the “Nominee”) for election as a director of the Company and provides information concerning such Nominee’s principal occupation for at least the past five years, age as of March 20, 2003 and certain other matters. Directors of the Company hold office until the next annual meeting of stockholders, until their respective successors are duly qualified or until their earlier resignation or removal.

The Nominees are all current members of the Board of Directors, except for Professor Mosich. All proxies received by the Board of Directors will be voted for such Nominees, unless directions to the contrary are given. In the event that any Nominee is unable to or declines to serve, an event that is not anticipated, the proxies will be voted for the election of another nominee designated by the Board of Directors or, if none is so designated, will be voted according to the judgment of the person or persons voting the proxy.

The Board of Directors recommends that stockholders vote “FOR” the Nominees.

Name	Age	Principal Occupation and Other Directorships

Alex Yemenidjian	47

Mr. Yemenidjian has been Chairman of the Board and Chief Executive Officer of the Company since April 1999 and has been a director of the Company since November 1997. Mr. Yemenidjian currently serves as a director of MGM MIRAGE (formerly MGM Grand, Inc.), a position he has held since 1989. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. Mr. Yemenidjian also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of Tracinda from January 1990 to January 1997 and from February 1999 to April 1999.

Christopher J. McGurk	46

Mr. McGurk has been Vice Chairman of the Board and Chief Operating Officer of the Company since April 1999. From November 1996 until joining the Company, Mr. McGurk served in executive capacities with Universal Pictures, a division of Universal Studios Inc., most recently as President and Chief Operating Officer. Prior to joining Universal, Mr. McGurk served eight years in executive capacities, including as President, Motion Pictures Group, Walt Disney Studios, a division of The Walt Disney Company, from 1994 to 1996 and as Executive Vice President and Chief Financial Officer thereof from 1990 to 1994.

James D. Aljian	70

Mr. Aljian has been a director of the Company since October 1996. Mr. Aljian has served as an executive of Tracinda since October 1987. In addition, Mr. Aljian serves on the board of directors of MGM MIRAGE. Mr. Aljian was a director of Chrysler Corporation from February 1996 to November 1998 and was a member of shareholders’ committee of DaimlerChrysler AG from November 1998 to December 2000.

Name	Age	Principal Occupation and Other Directorships

Willie D. Davis	68

Mr. Davis has been a director of the Company since November 1998. Mr. Davis is President and a director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company. Mr. Davis has served on the board of directors of MGM MIRAGE since 1989 and serves on the boards of directors of Sara Lee Corporation, K-Mart Corporation, Johnson Controls, Inc., Alliance Bank, Dow Chemical Company, Checkers Drive-In Restaurants, Inc., Strong Fund, Bassett Furniture Industries, Incorporated and Wisconsin Energy Inc.

Michael R. Gleason	48

Mr. Gleason is engaged in personal investments and has been a director and part-time employee of the Company since August 2000 and was a director of the Company from October 1996 until September 1998. Mr. Gleason has been President of Celsus Financial Corp., a Delaware corporation, since July 1996 and a director and Chairman of the Board of Change Technology Partners, Inc. Prior thereto, Mr. Gleason served as President of MPK Capital, Inc., the general partner of Culmen Group, L.P., a Texas limited partnership, from November 1993 until January 2002.

Alexander M. Haig, Jr.	78

Mr. Haig has been a director of and consultant to the Company since November 1998. Mr. Haig is Chairman of Worldwide Associates Inc., an international business advisory firm. In addition, Mr. Haig has served on the board of directors and as a consultant to MGM MIRAGE since 1990 and serves on the boards of directors of INDEVUS Pharmaceuticals, Inc. (formerly known as Interneuron Pharmaceuticals, Inc.), DOR BioPharma, Inc. and SDC International, Inc. Mr. Haig is the host of the weekly television program, World Business Review.

Kirk Kerkorian	85

Mr. Kerkorian has been a director of the Company since October 1996 and has had a professional relationship with MGM Studios and its predecessors for over 25 years. Mr. Kerkorian has served as Chief Executive Officer, President and sole director and stockholder of Tracinda for more than the past five years. In addition, Mr. Kerkorian serves on the board of directors of MGM MIRAGE.

Frank G. Mancuso	69

Mr. Mancuso has been a director of the Company since October 1996. Mr. Mancuso was Chairman of the Board and Chief Executive Officer of the Company from October 1996 to April 1999 and was the Chairman of the Board and Chief Executive Officer of MGM Studios from July 1993 to April 1999. Prior to joining MGM Studios, Mr. Mancuso was Chairman and Chief Executive Officer of Paramount Pictures Corporation from September 1984 to May 1991, having served Paramount in numerous other capacities beginning in 1959.

Name	Age	Principal Occupation and Other Directorships

A. N. “Andy” Mosich	74

Professor Mosich has been nominated to become a director of the Company. Professor Mosich is Professor of Accounting Emeritus, School of Business Administration, University of Southern California, having held numerous positions in the School of Business Administration and the Graduate School of Business since 1964. Professor Mosich is a recognized expert in the field of accounting and has co-authored five widely-used accounting textbooks, published numerous articles and served on a number of committees with such organizations as the American Institute of Certified Public Accountants, the American Accounting Association and the California Society of CPAs. He has served on the boards of directors of Olympic National Bancorp, Western Waste Industries, Inc. and Strategic Mortgage Investments, Inc. and as a Commissioner of the City of Los Angeles Quality and Productivity Commission. He currently serves on the board of the Bill Hannon Foundation.

Priscilla Presley	57

Ms. Presley has been a director of the Company since November 2000. Ms. Presley has served as Chairperson and President of Elvis Presley Enterprises, Inc. since 1982. In addition to being an actress, author and producer, Ms. Presley has been President of Graceland Enterprises, Inc. since 1979. Concurrently, starting in 1988, Ms. Presley has been the developer and spokesperson for an international fragrance line.

Henry D. Winterstern	45

Mr. Winterstern has been a director of the Company since February 2001. Mr. Winterstern co-founded CDP Capital Entertainment in June 2001 and since then has been a managing partner of such firm. Since 1993, Mr. Winterstern has been the owner and President of Winterstern & Associates Inc., an investment firm specializing in commercial transactions in the real estate and media sectors. Between 1991 and 1993, Mr. Winterstern served as an advisor to the North American Trust Co., the National Trust Co. and the Ultramar Corporation. Prior to 1991, Mr. Winterstern served as Senior Associate with the Edgecombe Group, the finance and realty arm of the North American Life Assurance Co. of Canada. Mr. Winterstern served on the board of directors of the Consoltex Group from May 1996 to October 1999 and as Vice Chairman from May 1997 to October 1999. Mr. Winterstern serves on the boards of directors of Mosaic Media Group, Inc., Mosaic Music Publishing LLC, Lakeshore Entertainment LLC (as Co-Chairman) and Dick Clark Productions, Inc.

Name	Age	Principal Occupation and Other Directorships

Jerome B. York	64

Mr. York has been a director of the Company since October 1996. Mr. York is Chairman, President and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. Mr. York previously served as Vice Chairman of Tracinda from September 1995 to October 1999 and as a director of MGM MIRAGE from November 1995 to May 2002. Prior to joining Tracinda, Mr. York served as Senior Vice President and Chief Financial Officer of IBM Corporation from May 1993 to September 1995 and as a director of IBM Corporation from January 1995 to September 1995. Prior thereto, Mr. York served as Executive Vice President-Finance and Chief Financial Officer of Chrysler Corporation from May 1990 to May 1993 and as a director of Chrysler Corporation from April 1992 to May 1993. In addition, Mr. York serves on the boards of directors of Apple Computer, Inc. and Tyco International Ltd.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge (based solely upon a review of the copies of Section 16(a) reports prepared by or furnished to the Company and representations that no other reports were required), during the year ended December 31, 2002, the Company’s officers, directors and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Information Regarding the Board of Directors and Certain Committees

Board and Committee Meetings.    The Board of Directors held four meetings and acted three times by written consent during 2002. All directors during 2002 attended at least 75 percent of the meetings of the Board of Directors and committees on which they served (held during the period for which they served). The Board of Directors does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors.

Executive Committee.    The Executive Committee of the Board of Directors of the Company (the “Executive Committee”) was established on December 16, 1997 and currently consists of Messrs. Aljian, Coppola, Kerkorian, McGurk, Yemenidjian (Chairman) and York. The Executive Committee exercises all the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors, except as limited by the Delaware General Corporation Law. The Executive Committee held no meetings during 2002 and acted five times by written consent.

Audit Committee.    The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) was established on October 10, 1996 and currently consists of Messrs. Davis, Haig and York. It is anticipated that following the Annual Meeting, the Audit Committee will be comprised of Messrs. Davis, Mosich and York. The function of the Audit Committee is to: (i) review and approve the selection and retention of, and all services performed by, the Company’s independent auditors; (ii) meet and consult with, and receive reports from, the Company’s independent auditors, the financial and accounting staff and the internal audit department regarding internal controls; and (iii) review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Audit Committee is comprised of three members, all of whom are “independent” within the meaning of the current listing standards of the New York Stock Exchange. The Board of Directors has determined in its business judgment that each member is free from any relationship that would interfere with the exercise of independent judgment as a committee member. Mr. York was employed by Tracinda until October 1999. The Board of Directors has determined in its business judgment that by virtue of Mr. York’s extensive background and expertise in accounting and financial management matters, and notwithstanding such prior employment by Tracinda, service by Mr. York on the Audit Committee is required by the best interests of the Company and its stockholders. See “Audit Committee Report” and “Appendix A—Amended and Restated Audit Committee Charter.” The Audit Committee met eight times during 2002 and acted twice by unanimous written consent.

Compensation Committee; Subcommittees; Compensation Committee Interlocks and Insider Participation.    The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) was established on November 7, 1997 and currently consists of Mr. Davis, Ms. Presley and Mr. York (Chairman). Mr. Davis is a director of MGM MIRAGE, an affiliate of Tracinda. The Compensation Committee is responsible for (i) administering the Company’s Amended and Restated 1996 Stock Incentive Plan (the “Stock Incentive Plan”), the Senior Management Bonus Plan and the 2000 Employee Incentive Plan (the “Employee Incentive Plan”), (ii) approving certain employment agreements and compensation arrangements and (iii) monitoring, reviewing, approving and making recommendations to the Board of Directors with respect to the Company’s compensation policies, plans and programs, including the granting of awards under the Company’s incentive plans. See “Compensation Committee Report on Executive Compensation.” The Compensation Committee held one meeting during 2002 and acted 29 times by written consent.

In August 2002, the Company formed the Performance-Based Compensation and Section 16 Subcommittee of the Compensation Committee (the “Subcommittee”). The Subcommittee is responsible for (i) granting compensation that is potentially subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), including awards to the Named Executive Officers under the Company’s Stock Incentive Plan and Employee Incentive Plan and (ii) granting awards under the Company’s Stock Incentive Plan that are potentially subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. The Subcommittee consists of Messrs. Davis and York. The Subcommittee held no meetings during 2002 and acted once by written consent.

Non-Employee Director Stock Plan Committee.    The Non-Employee Director Stock Plan Committee of the Board of Directors of the Company (the “Director Plan Committee”) is comprised of the Messrs. McGurk and Yemenidjian (Chairman). The Director Plan Committee is responsible for administering the 1998 Non-Employee Director Stock Plan (the “Director Plan”). See “—Director Compensation.” No meetings of the Director Plan Committee were held during 2002.

Director Compensation

Each director of the Company who is not an employee of the Company (a “Non-Employee Director”), currently nine persons, is paid (i) $40,000 per annum for serving as a director of the Company, (ii) $15,000 per annum additional if such Non-Employee Director is a member of the Executive Committee, (iii) $2,000 per meeting for attendance at Audit Committee meetings if such Non-Employee Director is a member of the Audit Committee and (iv) $4,000 per annum for attendance at Compensation Committee meetings if such Non-Employee Director is a member of the Compensation Committee. No additional compensation was paid for attendance at meetings of the Subcommittee. Non-Employee Directors have received, and it is expected that they will continue to receive, non-qualified stock options from time to time in addition to other compensation for service on the Board of Directors and its committees.

Mr. Haig, a member of the Board of Directors of the Company, renders consulting services to the Company for which he receives fees at the rate of $50,000 per annum.

Pursuant to the Director Plan, each Non-Employee Director is entitled to elect to receive all or a portion of the cash compensation earned as a director (“Election Amount”) in the form of shares of the Common Stock. Shares are issued under the Director Plan in equal quarterly installments (based on the Election Amount), and the actual number of shares of the Common Stock to be received by a Non-Employee Director will be determined based on the Fair Market Value of the Common Stock on the Date of Issuance (as such terms are defined in the

Director Plan). Up to 100,000 shares of the Common Stock, subject to certain adjustments, have been reserved for issuance under the Director Plan. The Director Plan is administered by the Director Plan Committee, which has the power to amend the Director Plan, subject to certain limitations. During the 2002 plan year, commencing the day immediately following the 2002 annual meeting and ending on the date of the Annual Meeting, six Non-Employee Directors participated in the Director Plan, electing to receive between 50% and 100% of their annual cash compensation as directors in shares of the Common Stock. As of March 20, 2003, the Company had issued an aggregate of 37,682 shares of the Common Stock under the Director Plan as follows: 1,759 shares were issued to Mr. Aljian, 7,107 shares were issued to Mr. Coppola, 5,003 shares were issued to Mr. Davis, 5,760 shares were issued to Mr. Mancuso, 4,425 shares were issued to Ms. Presley, 3,775 shares were issued to Mr. Winterstern and 9,853 shares were issued to Mr. York.

On March 12, 2001, the Compensation Committee recommended, and the Board of Directors on March 13, 2001 approved, an amendment to the Stock Incentive Plan (which received subsequent stockholder approval) to broaden the category of persons eligible to receive awards thereunder to include Non-Employee Directors. On May 2, 2001, following stockholder approval of such amendment, the Board adopted a program whereby Non-Employee Directors (other than Mr. Kerkorian, who waived any rights with respect thereto) would receive an initial grant of 10,000 stock options and subsequent yearly grants of 5,000 stock options during their respective terms as directors.

In addition, directors who are not full-time employees of the Company receive reimbursement for out-of-pocket expenses in attending meetings of the Board of Directors and any committees thereof on which they serve. See “Certain Relationships and Related Transactions” for a description of certain transactions involving directors or their affiliates and the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is comprised of three directors and operates under an amended and restated written charter adopted by the Board of Directors on November 13, 2002, a copy of which is attached to this Proxy Statement as Appendix A.

Management is responsible for the Company’s internal accounting controls and the financial reporting process. The Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for (i) performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and (ii) issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited consolidated financial statements of the Company as of, and for the period ended, December 31, 2002. In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence. In addition, the Audit Committee has considered whether the provision of non-audit services by Ernst & Young is compatible with such independence.

Based on the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT COMMITTEE:

Jerome B. York (Chairman)

Willie D. Davis

Alexander M. Haig, Jr.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 and fees billed by Arthur Andersen LLP (“Andersen”), the Company’s independent auditors prior to June 17, 2002, and Ernst and Young for other services performed for the 2002 fiscal year.

Audit and Audit-Related Fees

Fees paid or payable to the independent auditors for the fiscal year 2002 audit and other audit-related fees are $1,136,500 as follows:

	Andersen	Ernst & Young
Audit of Consolidated Financial Statements	$—	$608,500

Audit related(1)	$63,500	$464,500

Total	$63,500	$1,073,000

Financial Information Systems Design and Implementation Fees

Fees related to financial information systems design and implementation rendered by the independent auditors for the fiscal year ended December 31, 2002 were $0.

All Other Fees

Aggregate fees paid or payable for all other services (consisting solely of tax advisory services) rendered by the independent auditors for the fiscal year ended December 31, 2002 were $72,662, of which $68,662 was billed by Andersen and $4,000 was billed by Ernst & Young.

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee on August 21, 2002 and August 30, 2002 pre-approved the engagement of Ernst & Young to perform certain permitted non-audit services (such as tax advisory and external auditing services). In addition, the Audit Committee on October 21, 2002 delegated to its Chairman the authority to pre-approve the rendition of permitted non-audit services by Ernst & Young provided such pre-approval is presented to the Audit Committee at the next succeeding meeting.

(1)	“Audit-related” fees include fees for services traditionally performed by the independent auditors such as SEC filings, statutory and employee benefit plan audits, assistance with external audits, financial due diligence and other services.

EXECUTIVE COMPENSATION

Executive Compensation Summary

Compensation Summary.    The following table sets forth the cash and other compensation (including cash and stock bonuses) paid or awarded by the Company for the fiscal years ended December 31, 2002, 2001, and 2000, as applicable, to the Chief Executive Officer and the four other most highly compensated Executive Officers of the Company (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards			Payouts
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Bonus Interests (#)		Securities Underlying Options (#)	LTIP Payouts ($)		All Other Compensation ($)
Alex Yemenidjian(2)	2002	2,500,000	—	—		1,500,000	—		23,600	(3)
Chairman of the Board	2001	2,500,000	1,179,052	—		—	—		11,836
and Chief Executive Officer	2000	2,596,154	1,298,909	—		—	—		—

Christopher J. McGurk	2002	2,198,750	—	—		900,000	—		14,800	(4)
Vice Chairman of the Board	2001	2,124,038	1,013,985	—		—	—		12,580
and Chief Operating Officer	2000	2,125,962	1,078,094	—		150,000	—		6,800

William A. Jones	2002	665,600	—	—		130,000	—		53,195	(5)
Senior Executive Vice President	2001	665,600	306,554	(74,209	)(6)	—	1,192,913	(6)	42,955
and Secretary	2000	688,100	253,287	—		10,416	—		27,995

Jay Rakow(7)	2002	600,000	—	—		250,000	—		17,400	(8)
Senior Executive Vice President	2001	581,538	282,973	—		250,000	—		11,239
and General Counsel	2000	198,077	—	—		500,000	—		—

Daniel J. Taylor	2002	865,600	—	—		250,000	—		17,400	(9)
Senior Executive Vice President	2001	865,600	400,878	—		—	—		12,580
and Chief Financial Officer	2000	856,754	441,629	(83,334	)(10)	570,832	—		6,800

(1)	Bonus awards with respect to 2001 and 2000 were made pursuant to the Employee Incentive Plan. See “Compensation Committee Report on Executive Compensation—Annual Performance-Based Bonus.”

(2)	During 2000, Mr. Yemenidjian transferred 10,000,000 stock options to the Yemenidjian Family Trust dated May 1, 1990, of which Mr. Yemenidjian is sole trustee.

(3)	Includes a contribution of $17,400 paid by the Company for the benefit of Mr. Yemenidjian under the Savings Plan and approximately $6,200 reimbursed for the cost of Mr. Yemenidjian’s medical self-insurance.

(4)	Represents a contribution paid by the Company for the benefit of Mr. McGurk under the Savings Plan.

(5)	Includes a contribution of $32,000 paid by the Company for the benefit of Mr. Jones under the Savings Plan and $21,195 in life insurance premiums paid by the Company for the benefit of Mr. Jones. See “—Employment Agreements—William A. Jones.”

(6)	Mr. Jones was granted 74,209 Bonus Interests (as defined below) on November 6, 1997 pursuant to the Senior Management Bonus Plan. Pursuant to a Bonus Payment Agreement dated as of October 23, 2001, Mr. Jones agreed to accept 60,201 shares of the Common Stock (receipt of which has been deferred pursuant to the MGM Deferred Compensation Plan) in lieu of a cash payment of $1,192,913 otherwise payable April 15, 2002 under the Senior Management Bonus Plan. See “—Stock-Based Plans—Senior Management Bonus Plan.”

(7)	Mr. Rakow was appointed Senior Executive Vice President and General Counsel of the Company effective August 7, 2000. Accordingly, the amounts shown in the table above with respect to “Annual Compensation” for 2000 are for a period of less than a full year.

(8)	Represents a contribution paid by the Company for the benefit of Mr. Rakow under the Savings Plan.

(9)	Represents a contribution paid by the Company for the benefit of Mr. Taylor under the Savings Plan.

(10)	Mr. Taylor was granted 54,042 Bonus Interests (as defined below) on November 6, 1997 pursuant to the Senior Management Bonus Plan and was granted the Taylor Additional Bonus (as defined below) on June 15, 1998, which was equivalent to 29,292 Bonus Interests and was only payable in certain circumstances. All rights to the Bonus Interests and the Taylor Additional Bonus were cancelled effective November 1, 2000 pursuant to an amendment to Mr. Taylor’s employment agreement. See “—Employment Agreements—Daniel J. Taylor” and “—Stock-Based Plans—Senior Management Bonus Plan.”

Option Grants and Long Term Incentive Awards.    The following table sets forth information with respect to grants of stock options issued by the Company to the Named Executive Officers for the fiscal year ended December 31, 2002. See “—Stock-Based Plans—Stock Incentive Plan.” No other long-term incentive awards were made in 2002.

Option Grants in Fiscal Year Ended December 31, 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(3)
Name	Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise or Base Price ($/sh)(2)	Expiration Date	5%	10%
Alex Yemenidjian	1,500,000	29.8	16.02	3/24/12	15,112,000	38,297,000
Christopher J. McGurk	900,000	17.9	16.02	3/24/12	9,067,400	22,978,000
William A. Jones	130,000	2.6	14.90	11/5/12	1,026,000	2,780,000
Jay Rakow	250,000	5.0	16.02	3/24/12	2,519,000	6,383,000
Daniel J. Taylor	250,000	5.0	11.35	8/27/12	1,785,000	4,522,000

(1)	Based on a total of 5,027,300 stock options granted pursuant to the Stock Incentive Plan during the fiscal year ended December 31, 2002. See “—Stock-Based Plans—Stock Incentive Plan.”

(2)	The fair market value of the Common Stock was (i) $16.02 per share at the time of the option grants to Messrs. Yemenidjian, McGurk and Rakow, (ii) $13.99 per share at the time of the grant to Mr. Jones and (iii) $11.35 at the time of the grant to Mr. Taylor, in each case based on the closing price per share of the Common Stock on the New York Stock Exchange (“NYSE”) (as reported by the Dow Jones News Retrieval) on the respective grant dates.

(3)	Potential gains, if any, are net of exercise price, but before taxes associated with exercise. The 5 percent and 10 percent assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission (the “Commission”). There can be no assurance provided to any Named Executive Officer or any other holder of the Company’s securities that the actual stock price appreciation over the remaining option term will be at the assumed 5 percent and 10 percent levels or at any other defined level.

The following table sets forth information with respect to the ownership and value of options held by the Named Executive Officers as of December 31, 2002. No Named Executive Officer exercised any options during the fiscal year ended December 31, 2002.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2002

and Option Values as of December 31, 2002

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at December 31, 2002(1)				Value of Unexercised In-The-Money Options at December 31, 2002(2)
			Exercisable (#)		Unexercisable (#)		Exercisable ($)	Unexercisable ($)
Alex Yemenidjian	0	—	7,333,334	(3)	4,166,666	(4)	—	—
Christopher J. McGurk	0	—	2,287,500	(5)	1,762,500	(6)	—	—
William A. Jones	0	—	165,660	(7)	134,340	(8)	—	—
Jay Rakow	0	—	295,833	(9)	704,167	(10)	—	—
Daniel J. Taylor	0	—	419,848	(11)	580,152	(12)	—	412,500

(1)	Represents the total number of options granted to the Named Executive Officers under the Stock Incentive Plan. Such options generally vest over a period of five years. See “—Stock-Based Plans—Stock Incentive Plan.”

(2)	In accordance with the rules of the Commission, values are determined by subtracting the exercise price of unexercised in-the-money stock options from the fair market value of the Common Stock as of December 31, 2002. For purposes of this table, such fair market value is deemed to be $13.00 per share, the closing sale price of the Common Stock on the NYSE (as reported by the Dow Jones News Retrieval) on December 31, 2002.

(3)	Fifty percent of the options represented hereby were granted at $14.90 per share and fifty percent at $30.00 per share.

(4)	Of the options represented hereby, 1,333,333 were granted at $14.90 per share, 1,333,333 at $30.00 per share and 1,500,000 at $16.02 per share.

(5)	Of the options represented hereby, 1,100,000 were granted at $14.90 per share, 1,100,000 at $30.00 per share and 87,500 at $23.19 per share.

(6)	Of the options represented hereby, 400,000 were granted at $14.90 per share, 400,000 at $30.00 per share, 62,500 at $23.19 per share and 900,000 at $16.02 per share.

(7)	Of the options represented hereby, 159,584 were granted at $14.90 per share and 6,076 at $23.19 per share.

(8)	Of the options represented hereby, 4,340 were granted at $23.19 per share and 130,000 at $14.90 per share.

(9)	Of the options represented hereby, 233,333 were granted at $24.88 per share and 62,500 at $16.74.

(10)	Of the options represented hereby, 266,667 were granted at $24.88 per share, 187,500 at $16.74 per share and 250,000 at $16.02.

(11)	Of the options represented hereby, 178,529 were granted at $14.90 per share, 12,152 at $23.19 per share and 229,167 at $19.19 per share.

(12)	Of the options represented hereby, 639 were granted at $14.90 per share, 8,680 at $23.19 per share, 320,833 at $19.19 per share and 250,000 at $11.35.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to shares of the Common Stock that are authorized for issuance and may be issued under the Company’s equity compensation plans from time to time to employees and directors of the Company. All of the Company’s equity compensation plans, including the Stock Incentive Plan, the Director Stock Plan and the Employee Incentive Plan, have been approved by the Company’s stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by stockholders	31,504,545	(1)	$19.28	2,834,996	(2)
Equity compensation plans not approved by stockholders	—		—	—

(1)	Consists of shares subject to issuance upon the exercise of outstanding stock options.

(2)	Includes 68,983 shares available for future issuance under the Director Stock Plan and 1,000,000 shares reserved for issuance under certain circumstances pursuant to the Employee Incentive Plan.

Pension Plans.    The Company maintains a retirement plan (the “MGM Retirement Plan”), which covers approximately 900 current and former employees of the Company. Effective as of December 31, 2000, the MGM Retirement Plan was amended to (i) freeze the benefit accrual service of all participants, (ii) prohibit the further accrual of benefits thereunder and (iii) prohibit any additional employees from commencing participation therein on or after January 1, 2001. See “Benefit Plans—MGM Retirement Plan.” Concurrently therewith, the Savings Plan was amended to provide for the addition of certain fixed and variable contributions by the Company in shares of the Common Stock based on an age-weighted percentage of each participant’s base salary. See “Benefit Plans—MGM Savings Plan.”

As of December 31, 2002, Messrs. Yemenidjian, McGurk, Jones, Rakow and Taylor had accrued annual benefits under the MGM Retirement Plan of $2,963, $2,963, $54,036, $0 and $11,127, respectively. Benefits become vested upon completion of five years of service. As of March 20, 2003, Messrs. Yemenidjian, McGurk, Jones, Rakow and Taylor were credited with 3, 3, 20, 2 and 11 years of service, respectively.

The compensation covered by the MGM Retirement Plan includes base salary only. The pension to which a participant is entitled is an annual amount equal to (i) for each year of credited service up to 35 years, 1.55 percent of annual base salary up to the Social Security wage base ($84,900 for 2002) plus 1.9 percent of annual base salary above the Social Security wage base up to the maximum allowable under the MGM Retirement Plan (currently $200,000 per year) and (ii) for each year of service in excess of 35 years, 1.55 percent of total annual base salary up to the maximum allowable under the MGM Retirement Plan. Benefits become vested upon completion of five years of service. For each of the Named Executive Officers, the current compensation covered by the MGM Retirement Plan is the maximum allowable under the MGM Retirement Plan, which is substantially less than the annual compensation for each such Named Executive Officer listed in the “Salary” column of the Summary Compensation Table.

Stock-Based Plans

Stock Incentive Plan.    The Company has a Stock Incentive Plan. Awards under the Stock Incentive Plan are generally not restricted to any specific form or structure and may include, without limitation, qualified or non-qualified stock options, incentive stock options, restricted stock awards and stock appreciation rights (collectively, “Awards”). Awards may be conditioned on continued employment, have various vesting schedules and accelerated vesting and exercisability provisions in the event of, among other things, a change in control of the Company. The Stock Incentive Plan is administered by the Compensation Committee, which has broad authority to amend the plan.

Originally, 8,125,065 shares of the Common Stock were reserved and authorized for issuance under the Stock Incentive Plan. An additional 27,874,935 shares (for an aggregate of 36,000,000 shares) were subsequently reserved and authorized for issuance thereunder. As of December 31, 2002, (a) 589,100 shares of the Common Stock had been issued as stock bonuses under the Stock Incentive Plan (of which 177,500 were subsequently reacquired by the Company as treasury shares), (b) 1,042,466 shares of the Common Stock had been issued to certain holders of bonus interests under the Senior Management Bonus Plan in lieu of cash otherwise payable with respect to the December 31, 2002 Determination Date (defined below) and (c) options to purchase 31,504,545 shares of the Common Stock were outstanding. Of the outstanding options, 27,721,443 are held by the Named Executive Officers and certain other current and former senior employees of the Company and 3,783,102 are held by approximately 550 other employees. All of the outstanding options generally vest over a period of five years and are not exercisable unless vested (subject in certain cases to early vesting and exercisability in certain events, including the death or permanent disability of the optionee, termination of the optionee’s employment under certain circumstances or a “Designated Change in Control” of the Company (as defined in the Stock Incentive Plan)).

Senior Management Bonus Plan.    The Company has a Senior Management Bonus Plan under which 2,420,685 bonus interests (“Bonus Interests”) were originally granted to 18 present and former senior executives of the Company (“Bonus Interest Participants”). The Senior Management Bonus Plan is administered by the Compensation Committee of the Board of Directors and may only be amended or terminated early with the consent of the Boards of Directors of the Company and MGM Studios and persons then holding a majority in interest of the outstanding Bonus Interests.

Under the Senior Management Bonus Plan, subject to certain vesting and other requirements, each Bonus Interest held by a Bonus Interest Participant whose Bonus Interests have been repriced (a “Bonus Interest Repricing Participant”) entitles the holder to receive a cash payment if the average of the closing prices of the Common Stock during the 20 trading days preceding a Determination Date plus, in certain circumstances, per-share distributions on the Common Stock (together, the “Price”) is greater than $14.90 (i.e., the “trigger price”) and less than $29.80 (i.e., the “ceiling price”) (adjusted for stock splits, reverse stock splits and similar events). With respect to Bonus Interests held by all others, each Bonus Interest entitles the holder to receive a cash payment if the Price preceding a Determination Date is greater than $24.00 and less than $48.00 (adjusted for stock splits, reverse stock splits and similar events). The cash payment would be equal to (A) the vested portion of the Bonus Interests on the Determination Date multiplied by (B) the amount by which the Price on the Determination Date is less than $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, multiplied by (C) 1.61 with respect to the Bonus Interest Repricing Participants only. In each case, a maximum of $24.00 per Bonus Interest could be received by the holder thereof. Once a payment is made in respect of the vested portion of a Bonus Interest, no further payment would be due in respect of that portion. If at any Determination Date the Price equals or exceeds $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, no payment would thereafter be due in respect of any then-vested portion of a Bonus Interest.

“Determination Dates” occur on June 30 and December 31 of each year, commencing December 31, 2001 and ending December 31, 2006 and also upon a “Designated Change in Control” (as defined in the Senior Management Bonus Plan) or the taking of any action for the dissolution or liquidation of the Company (each a

“Special Circumstance”). In addition, with respect to the applicable Bonus Interest Repricing Participant only, a Determination Date occurs in the event of a termination of such Bonus Interest Repricing Participant’s employment due to death or “Permanent Disability” (as defined in the Senior Management Bonus Plan) if such death or Permanent Disability shall have occurred prior to December 31, 2001, by the Company for “Cause” or by such Bonus Interest Repricing Participant without “Good Reason” (each as defined in the Senior Management Bonus Plan).

Bonus Interests generally vest 20 percent on the first anniversary of the date of their grant and approximately 1.67 percent each month thereafter. The Senior Management Bonus Plan provides for accelerated vesting and payment in the event of a Special Circumstance, accelerated vesting in the event of termination of employment in certain circumstances and payment at discounted present value in the event of death or Permanent Disability.

As of the December 31, 2001 Determination Date, the Compensation Committee determined that payments aggregating approximately $33.3 million would be payable with respect to 2,105,781 vested bonus interests held by 15 Bonus Interest Repricing Participants. Under the terms of the Senior Management Bonus Plan, such payments would have been due on April 15, 2002. Pursuant to agreements reached with ten of the Bonus Interest Repricing Participants, the Company issued an aggregate of 1,406,753 shares of the Common Stock in 2002 in lieu of aggregate cash payments of approximately $27.6 million otherwise payable to them with respect to their vested bonus interests. Mr. Mancuso, a member of the Board of Directors, received a total of 658,526 shares of the Common Stock in lieu of a cash payment of approximately $13.0 million, and Mr. Jones, a Named Executive Officer, received 60,201 shares in lieu of a cash payment of approximately $1.2 million. Shares issued to Messrs. Mancuso and Jones (and to certain other Bonus Interest Repricing Participants) were issued as stock awards pursuant to the Stock Incentive Plan.

Employment Agreements

Alex Yemenidjian.    The Company entered into an employment agreement with Mr. Yemenidjian effective as of April 26, 1999, as amended March 25, 2002, which provides that he will serve as Chairman of the Board and Chief Executive Officer for a term that ends on April 30, 2007. Pursuant to the agreement, Mr. Yemenidjian is entitled to a current annual salary of $2,500,000 and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. Mr. Yemenidjian received options under the Stock Incentive Plan to purchase 5,000,000 shares of the Common Stock with an exercise price of $14.90 per share and 5,000,000 shares with an exercise price of $30.00 per share. Twenty percent of the foregoing stock options vest on the first anniversary of the date of grant and thereafter at the rate of  1/60 per month until fully vested. Mr. Yemenidjian also received options to purchase 1,500,000 shares at an exercise price of $16.02 per share. Such additional options vest at the rate of  1/36 per month commencing April 30, 2004 until fully vested. If Mr. Yemenidjian’s employment is terminated without cause or if he terminates the agreement for “good reason,” which includes a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

Christopher J. McGurk.    The Company entered into an employment agreement with Mr. McGurk effective as of April 28, 1999, as amended March 25, 2002, which provides that he will serve as Vice Chairman of the Board and Chief Operating Officer for a term which ends on April 30, 2007. Pursuant to the agreement, Mr. McGurk is entitled to a current annual salary of $2,225,000, which will increase by $75,000 in April 2003 and remain at $2,300,000 through the remainder of the term and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. In addition, Mr. McGurk received a one-time signing bonus of $1,700,000 and an award of 500,000 shares of the Common Stock. Mr. McGurk received options under the Stock Incentive Plan to purchase 1,500,000 shares of the Common Stock with an exercise price of $14.90 per share, 1,500,000 shares with an exercise price of $30.00 per share and 150,000 shares with an exercise price of $23.19 per share. Twenty percent of the foregoing stock options vest on the first anniversary of the date of grant and vest thereafter at the rate of  1/60 per month until fully vested. Mr. McGurk also received options to purchase 900,000 shares at an exercise price of $16.02 per share. Such additional options vest at the rate of  1/36 per month commencing April 30, 2004 until fully vested. If Mr. McGurk’s employment is terminated without cause or if he terminates the agreement for “good reason,” which includes a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

William A. Jones.    The Company entered into an employment agreement with Mr. Jones effective as of October 10, 1996, as amended as of July 16, 1999, which provides that he will serve as Senior Executive Vice President for a term which ends on October 9, 2004. Pursuant to the agreement, as amended, Mr. Jones is entitled to a current annual salary of $650,000, subject to adjustment as determined by the Company. Mr. Jones also received 74,209 Bonus Interests under the Senior Management Bonus Plan and options under the Stock Incentive Plan to purchase 300,000 shares of the Common Stock, consisting of 289,584 shares with an exercise price of $14.90 per share and 10,416 shares with an exercise price of $23.19 per share. Twenty percent of the stock options vest on the first anniversary of the date of grant and thereafter at the rate of  1/60 per month until fully vested. The Company is also obligated to maintain a term life insurance policy in the face amount of $2,000,000 on Mr. Jones’ life for his benefit. If Mr. Jones’ employment is terminated without cause or if he terminates the agreement for “good reason,” he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Jay Rakow.    The Company entered into an employment agreement with Mr. Rakow effective as of August 7, 2000, as amended as of March 1, 2001 and March 15, 2003 (the “2003 Amendment”), which provides that he will serve as Senior Executive Vice President and General Counsel for an initial term which ends on March 14, 2006. The Company has an option exercisable on or before 180 days prior to the expiration of the initial term to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Rakow is entitled to a current annual salary of $750,000, subject to adjustment as determined by the Company, and participation in the Employee Incentive Plan at a level commensurate with his position and title. Mr. Rakow also received options under the Stock Incentive Plan to purchase 1,000,000 shares of the Common Stock, consisting of 500,000 shares with an exercise price of $24.88 per share, 250,000 shares with an exercise price of $16.74 per share and 250,000 shares at an exercise price of $16.02 per share. Twenty percent of the stock options vest on the first anniversary of the date of grant and vest thereafter at the rate of  1/60 per month until fully vested. Pursuant to the 2003 Amendment, Mr. Rakow relinquished 500,000 stock options originally granted at an exercise price of $24.88 per share. If Mr. Rakow’s employment is terminated without cause or if he terminates the agreement for “good reason,” he will be entitled to continued to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Daniel J. Taylor.    The Company entered into an employment agreement with Mr. Taylor effective as of August 1, 1997, as amended as of June 15, 1998, November 1, 2000 and March 15, 2003 (the “2003 Amendment”), which provides that he will serve as Senior Executive Vice President and Chief Financial Officer for a term which ends on June 14, 2006. The Company has an option exercisable on or before December 15, 2005 to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Taylor is entitled to a current annual salary of $900,000, which will increase to $950,000 in March 2004, subject to adjustment thereafter as determined by the Company and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. Mr. Taylor also received 54,042 Bonus Interests under the Senior Management Bonus Plan and options under the Stock Incentive Plan to purchase 1,000,000 shares of the Common Stock, consisting of 179,168 shares with an exercise price of $14.90 per share, 20,832 shares with an exercise price of $23.19 per share, 550,000 shares with an exercise price of $19.19 per share and 250,000 shares at an exercise price of $11.35 per share. In addition, Mr. Taylor was eligible to receive a bonus (the “Taylor Additional Bonus”) payable only in the event of a “Designated Change in Control” (as defined in the Senior Management Bonus Plan). Pursuant to the November 1, 2000 amendment to his employment agreement, Mr. Taylor agreed to the cancellation of all of his rights to the Taylor Additional Bonus and all Bonus Interests theretofore granted to him under the Senior Management Bonus Plan. Pursuant to the 2003 Amendment, Mr. Taylor relinquished 229,168 stock options originally granted at an exercise price of $19.19 per share and 20,832 stock options originally granted at an exercise price of $23.19. If Mr. Taylor’s employment is terminated without cause by the Company or if he terminates the agreement for “good reason,” he will be entitled to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Each of the above named executives also is entitled to receive certain other benefits, which may include medical insurance and participation in the benefit plans which the Company provides for its senior officers generally. The employment agreements of each of the above named executives also contain: (a) certain nondisclosure provisions which are effective for the term of such individual’s employment with the Company and for an indefinite period thereafter and (b) a provision prohibiting the solicitation for employment and employment of certain Company employees, or making derogatory public statements concerning the Company, for a period of one year following termination of employment.

Limitation of Liability and Indemnification Matters

As permitted by applicable provisions of the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, contains a provision whereunder the Company will indemnify each of the officers and directors of the Company (or their estates, if applicable), and may indemnify any employee or agent of the Company (or their estates, if applicable), to the fullest extent permitted by Delaware law as it exists or may in the future be amended.

In addition, the Company has entered into indemnification agreements with its directors, executive officers and certain other officers providing for indemnification by the Company, including under circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

The Company currently maintains insurance on behalf of its officers and directors against certain liabilities that may be asserted against any such officer or director in his or her capacity as such, subject to certain customary exclusions. The amount of such insurance is deemed by the Board of Directors to be adequate to cover such liabilities.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation

Compensation Philosophy.    The Compensation Committee of the Board of Directors, together with the Performance-Based Compensation and Section 16 Subcommittee (the “Subcommittee”), is responsible for establishing and administering a comprehensive compensation program for the Company’s executives, consisting of three key elements:

•	Base salary;

•	Annual performance-based bonus; and

•	Periodic grants of stock options and other stock-based awards.

The Compensation Committee believes this three-part approach to executive compensation best serves the interests of the Company and its stockholders by (a) providing incentives to achieve both current and long-term financial and strategic goals of the Company, with the ultimate objective of enhancing stockholder value; (b) enabling the Company to be effective in attracting, motivating and retaining key executives; (c) correlating the performance of the Company as a whole with individual performance; and (d) providing executives with a financial interest in the Company similar to the interests of the Company’s stockholders. The Compensation Committee operates pursuant to a charter that can only be amended by the Board of Directors or its Executive Committee.

Base Salary.    Included among the factors considered in determining the base salary of an executive of the Company are (i) competitive norms in the entertainment business, (ii) an assessment of the nature of the particular position and (iii) the experience and relative contribution of the executive. The annual salaries of executives are generally set forth in such executives’ employment agreements. Approval of the Compensation Committee is required with respect to the hiring, compensation and discharge of, and the terms of any employment agreement or separation arrangement with, the Named Executive Officers and any other executive serving in a staff position with a title of Executive Vice President or higher (or any similar position with comparable responsibilities) or any executive (line or staff) receiving an annual base salary or aggregate severance package, as the case may be, of $500,000 or more (“Senior Executive”). Any increase in the base salary or other key elements of compensation of a Senior Executive, other than as set forth in the employment agreement, requires the approval of the Compensation Committee.

Annual Performance-Based Bonus.    On March 10, 2000, the Compensation Committee and the Subcommittee approved, and the Board of Directors and stockholders of the Company subsequently approved and ratified, the adoption of the Employee Incentive Plan for eligible employees (“Participants”). In the case of the Named Executive Officers, bonus awards are determined as follows: (A) objective performance goals, bonus targets and performance measures are pre-established by the Subcommittee at a time when the actual performance relative to the goal remains substantially uncertain, utilizing such objective business criteria as the Subcommittee shall determine, including film performance, operating cash flow and earnings before interest, taxes, depreciation and non-film amortization (“EBITDA”), among others, and (B) prior to the payment of any bonus to any of the Named Executive Officers, the Subcommittee certifies that the objective pre-established performance goals upon which such bonuses are based have been attained and that the amount of each bonus has been determined solely on the basis of the attainment of such goals.

With respect to the 2002 performance period, no bonus awards were made to the Named Executive Officers. The business criteria used to determine whether or not bonuses would be awarded to the Named Executive Officers (and the weight given to each factor) were EBITDA (66 2/3 percent) and film performance (33 1/3 percent). Such bonuses were to be based solely on the attainment of the objective performance goals, which goals were not attained for the 2002 performance period. While certain employment agreements

(including those of certain of the Named Executive Officers) provide for an annual discretionary bonus, it is the intention of the Compensation Committee, in determining the appropriateness of any discretionary bonus, to consider, among other factors, the performance-based measures used in the Employee Incentive Plan. Any revisions to the Employee Incentive Plan or any new performance-based compensation plans require the approval of the Compensation Committee or the Subcommittee.

The Compensation Committee has authorized the Chief Executive Officer and Chief Operating Officer to determine the amount of any bonus awards for Participants other than the Named Executive Officers, based upon the attainment of pre-established objective performance goals (including, in some cases, divisional sales goals) and in accordance with the performance measures, bonus targets, percentage allocations and discretionary elements applicable to each class of Participants. For the 2002 performance period, certain divisional sales goals were met and, following certification thereof by the Compensation Committee, bonus awards were made to certain Participants in accordance therewith.

Stock Options and Other Stock-Based Awards.    The Compensation Committee believes that a significant component of the compensation paid to the Company’s executives over the long term should be derived from stock options and other stock-based awards. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives that (i) serves to align their interests with the interests of the stockholders as a whole and (ii) encourages them to manage the Company in a way that seeks to maximize its long-term profitability. All employees at the level of manager and above are eligible to receive stock options, which are generally awarded in accordance with guidelines established by management and approved by the Compensation Committee. The grant of stock options and other stock-based awards to Senior Executives is considered on a case-by-case basis as part of an overall compensation package, taking into account the proposed recipient’s past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations and the recommendation of the Chief Executive Officer or the Chief Operating Officer as to proposed grants for executives other than themselves), and the amount of stock options or other stock-based awards previously granted. Options typically vest over a five-year period and have exercise prices equal to the closing price of the Common Stock on the date of grant. Notwithstanding the foregoing, it has been the policy of the Compensation Committee to grant no stock options at an exercise price lower than $14.90 per share (except in very limited circumstances). Grants of stock options and other stock-based awards pursuant to the Stock Incentive Plan are made by the Compensation Committee or, in the case of the Named Executive Officers, by the Subcommittee.

In March 2002, Messrs. Yemenidjian, McGurk and Rakow were granted, respectively, 1,500,000, 900,000 and 250,000 stock options at an exercise price of $16.02 per share. In August, 2002, Mr. Taylor was granted 250,000 stock options at an exercise price of $11.35 and in November 2002, Mr. Jones was granted 130,000 stock options at an exercise price of $14.90. In determining the size of the grants to the Named Executive Officers, the Subcommittee considered, among other things, the potential value of previous stock option grants in relation to such officers’ relative positions and salary levels as well as their performance and value to the Company. Except as set forth herein, no other stock options or other stock-based awards were awarded to the Named Executive Officers in 2002. See “Executive Compensation—Executive Compensation Summary” and “Executive Compensation—Stock-Based Plans.”

In October 2001, the Compensation Committee, on the recommendation of management, approved the terms of proposed agreements (the “Bonus Payment Agreements”) between the Company and certain participants in the Senior Management Bonus Plan, pursuant to which such participants agreed to accept shares of the Common Stock in lieu of cash payments otherwise payable with respect to vested bonus interests granted in November 1997 under such plan. Pursuant to one such Bonus Payment Agreement, Mr. Jones agreed to accept 60,201 shares of the Common Stock as of January 1, 2002 (the receipt of which was deferred pursuant to the MGM Deferred Compensation Plan) in lieu of a cash payment of $1,192,913 otherwise payable April 15, 2002 under the Senior Management Bonus Plan. See “Executive Compensation—Executive Compensation Summary” and “Executive Compensation—Stock-Based Plans” and “Executive Compensation—Employment Agreements—William A. Jones.”

Compensation Awarded to the Chief Executive Officer

Mr. Yemenidjian became Chairman of the Board and Chief Executive Officer of the Company in April 1999. He is eligible to participate in the same executive compensation plans and to receive the same benefits generally available to the Company’s other senior executives. Pursuant to the terms of his employment agreement, which extends through April 2007, Mr. Yemenidjian receives an annual base salary of $2.5 million. In addition, he has been granted an aggregate of 11,500,000 stock options under the Stock Incentive Plan, 5,000,000 of which have an exercise price of $14.90 per share, 5,000,000 of which have an exercise price of $30.00 per share and 1,500,000 of which have an exercise price of $16.02 per share. Under the terms of the Employee Incentive Plan, Mr. Yemenidjian was awarded bonuses of $1,298,909 for the 2000 performance period and $1,179,052 for the 2001 performance period. No bonus was awarded for the 2002 performance period due to the failure of the Company to achieve the performance goals pre-established by the Compensation Committee. See “Executive Compensation—Executive Compensation Summary,” “Executive Compensation—Stock-Based Plans” and “Executive Compensation—Employment Agreements—Alex Yemenidjian.”

Tax Considerations

The Compensation Committee’s policy is to structure the performance-based portion of the compensation of its Named Executive Officers in a manner that complies with Section 162(m) whenever, in the judgment of the Compensation Committee, doing so would be consistent with the objectives of the compensation plan under which the compensation would be payable. Section 162(m) limits the deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid by the Company to any of its Named Executive Officers unless certain conditions are met. However, the Compensation Committee has the authority to award non-deductible compensation as it deems it appropriate and in the best interests of the Company. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the Treasury Regulations issued thereunder, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) will so qualify.

The foregoing report of the Compensation Committee and the performance graph that appears immediately after such report do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report or the performance graph by reference therein.

COMPENSATION COMMITTEE:

Jerome B. York (Chairman)(1)

Willie D. Davis(1)

Priscilla Presley

(1)	Member of the Performance-Based Compensation and Section 16 Subcommittee.

Company Stock Price Performance Graph

The following graph compares the Company’s cumulative total stockholder return with those of Standard & Poor’s 500 Composite Stock Price Index and Standard & Poor’s Movies and Entertainment Index for the period commencing December 31, 1997 and ending December 31, 2002, including the reinvestment of any dividends. No dividends were paid in respect of the Company’s securities during the period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

Source: Research Data Group, Inc.

* $100 invested on 12/31/97 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

BENEFIT PLANS

MGM Retirement Plan

The MGM Retirement Plan is a defined benefit plan under which all contributions are made by the Company. Employees of the Company who had completed at least one year of service prior to December 31, 2000 are participants in the plan and become vested upon completion of five years of service. Participants, or their beneficiaries, are entitled to receive benefits which have vested under the plan (i) upon their normal, early or deferred retirement or (ii) upon total and permanent disability, death or other termination of such participant’s employment and after attaining normal or early retirement age. The compensation covered by the MGM Retirement Plan includes base salary only, and not bonus or other amounts.

The Company has the right to amend or terminate the MGM Retirement Plan at any time. If the plan is terminated, the available assets held in trust will be used to pay benefits to participants. If termination occurs when the plan’s assets are not sufficient to pay all benefits accrued to the date of the termination, the assets held in trust under the plan will be allocated among participants in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company is not liable for the payment of MGM Retirement Plan benefits from its own assets. Upon full satisfaction of the MGM Retirement Plan’s liability to employees and their beneficiaries, any amount remaining in the plan will be returned to the Company.

The Internal Revenue Code requires certain provisions for benefit accruals if a defined benefit plan becomes “top heavy,” that is, if the value of accrued benefits for “key employees” is more than 60 percent of the total value of all accrued benefits. While the Company believes that it is unlikely that the MGM Retirement Plan will ever become top heavy, in such an event, it may become necessary to amend the MGM Retirement Plan to conform it to the applicable Internal Revenue Code requirements.

Effective as of December 31, 2000, the MGM Retirement Plan was amended to (i) freeze the benefit accrual service of all participants, (ii) prohibit the further accrual of benefits thereunder and (iii) prohibit any additional employees from commencing participation therein on or after January 1, 2001. See “Executive Compensation—Executive Compensation Summary—Pension Plans.”

MGM Savings Plan

Employees of the Company who have completed one year of service participate in the MGM Savings Plan (the “Savings Plan”), a defined contribution plan managed by MFS Investment Management. Participants may contribute a portion of their pre-tax compensation (up to a maximum of $11,000) and after-tax compensation (subject to certain limitations) into the Savings Plan and direct the investment of such contributions. The Company matches 100 percent of such employee contributions up to four percent of such employee’s eligible compensation.

Effective January 1, 1998, the Savings Plan was amended to allow the matching contributions to be made either in cash or in shares of the Common Stock. All subsequent matching contributions have been made in shares of the Common Stock. The employee contributions to the Savings Plan and the earnings thereon are always 100 percent vested. The matching contributions and any earnings thereon vest 20 percent for each full year of service and employees become 100 percent vested (i) after five years of service, (ii) upon their total and permanent disability or (iii) upon their death.

Effective as of January 1, 2001, the Savings Plan was further amended to provide for the addition of certain fixed and variable contributions by the Company in shares of the Common Stock, the amount of such contributions to be based on an age-weighted percentage of each participant’s base salary. Such additional contributions vest upon a participant’s completion of five years of service with the Company. See “Executive Compensation—Executive Compensation Summary—Pension Plans.”

Effective October 15, 2002, the Savings Plan was further amended to eliminate the restriction on the ability of participants to transfer amounts attributable to matching, fixed and variable contributions in their accounts from the Common Stock to non-employer stock investment funds.

As of March 20, 2003, the Company had made aggregate matching and fixed contributions to the Savings Plan of 726,063 shares of the Common Stock.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of the Company has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent public accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2003. Services provided by, and fees paid to, Ernst & Young in 2002 are described under “Audit and Non-Audit Fees” above.

On June 17, 2002, the Company terminated Arthur Andersen LLP (“Andersen”) as its independent public accountants. The Board of Directors, on the recommendation of the Audit Committee, approved the decision to terminate Andersen. The reports of Andersen on the financial statements of the Company for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and the interim period through June 17, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such periods.

During the two most recent fiscal years and the interim period through June 17, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

In its letter dated June 17, 2002 to the Office of the Chief Accountant of the Securities and Exchange Commission (filed as Exhibit 16 to the Company’s Current Report on Form 8-K dated June 17, 2002), Andersen stated that it agreed with the statements in the preceding three paragraphs.

As of June 17, 2002, the Company engaged Ernst & Young as its new independent public accountants. During the two most recent fiscal years and the interim period through June 17, 2002, the Company did not consult with Ernst & Young regarding the matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Although the appointment of Ernst & Young to audit the Company’s financial statements for the 2003 fiscal year is not required to be submitted to a vote of the stockholders, the Board of Directors and the Audit Committee believe it appropriate as a matter of policy to request that the stockholders ratify such appointment. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will be voted in favor of the appointment unless stockholders specify otherwise is such proxies.

A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recent Sales of Securities

In October 2001, the Company entered into a Bonus Payment Agreement with William Jones, Senior Executive Vice President and Secretary of the Company, pursuant to which Mr. Jones agreed to accept as of January 1, 2002 60,201 shares of the Common Stock awarded under the Stock Incentive Plan (the “Bonus Shares”) in lieu of a cash payment of $1,192,913 otherwise payable with respect to vested bonus interests held by him under the Senior Management Bonus Plan. The compensation represented by the Bonus Shares was deferred by Mr. Jones pursuant to the MGM Deferred Compensation Plan.

In November 2001, the Company entered into a Bonus Payment Agreement with Frank Mancuso, formerly Chairman and Chief Executive Officer and currently a director of the Company, pursuant to which Mr. Mancuso agreed to accept 658,526 Bonus Shares in lieu of a cash payment of $13,049,014 otherwise payable with respect to vested bonus interests held by him under the Senior Management Bonus Plan. The Bonus Shares were issued to Mr. Mancuso in January 2002 and were sold by him from time to time on the open market during the period commencing January 2, 2002 and ending February 5, 2002 pursuant to Rule 144 under the Securities Act and in accordance with a trading plan dated December 7, 2001 meeting the requirements of Rule 10b5-1(c)(1) under the Exchange Act.

During the period commencing August 16, 2002 through September 27, 2002, Celsus Financial Corp., an entity wholly owned by Michael R. Gleason, a director of the Company, exercised in full its option to acquire 177,814 shares (as adjusted) of the Common Stock at an exercise price of $5.63 per share (as adjusted) and an aggregate exercise price of $1,001,000. On March 28, 2003, in a transaction exempt under Rule 16b-3(e) of the Exchange Act, the Company purchased from Mr. Gleason an aggregate of 120,000 shares of the Common Stock at a purchase price of $10.69 per share (the average of the high and low per share trading price of the Common Stock on the New York Stock Exchange on the preceding day) and an aggregate purchase price of $1,282,800.

Shareholders Agreement

The Tracinda Group, the Company, and certain current and former executives and employees of the Company are parties to the Shareholders Agreement, which provides for certain rights relating to the shares of the Common Stock, including registration rights and transfer restrictions. See “Security Ownership of Certain Beneficial Owners and Management—Shareholders Agreement.”

Other Transactions with Tracinda and its Affiliates

Pursuant to the exercise by Tracinda of one of the demand registration rights granted to it in the Shareholders Agreement, the Company on January 21, 2003 filed a Registration Statement on Form S-3 under the Securities Act covering the sale by Tracinda of up to 28,750,000 shares of MGM Common Stock in an underwritten public offering. Under the terms of the Shareholders Agreement, the Company paid certain expenses of the offering, including the registration fees and the fees of legal counsel, accountants and financial printers, aggregating approximately $538,450.

Pursuant to an open-ended license granted by a predecessor of the Company in 1980 and amended in 1998 (the “License”), MGM MIRAGE (formerly known as MGM Grand, Inc.) has the right to use certain trademarks that include the letters “MGM,” as well as logos and names consisting of or related to stylized depictions of a lion, in its resort hotel and/or gaming businesses and other businesses that are not related to filmed entertainment. The License was originally granted to a predecessor of MGM MIRAGE as part of a tax-free reorganization pursuant to which the filmed entertainment business was spun off from the hotel/gaming business. In connection therewith, all of the MGM names and logos were transferred to the Company’s predecessor and the License was granted back to MGM MIRAGE’s predecessor on an exclusive royalty-free basis. In June 2000, in consideration of the payment to the Company of an annual royalty of $1,000,000, such License was further amended to permit

MGM MIRAGE to use the trademark MGM combined with the trademark MIRAGE in the same manner and to the same extent that it was permitted theretofore to use the trademark MGM Grand. Tracinda owns a majority of the outstanding common stock of MGM MIRAGE. MGM MIRAGE paid the Company $1,000,000 in each of the three years ended December 31, 2002, 2001 and 2000. Subsequent annual payments are due on each anniversary date thereafter. Additionally, the Company and affiliates of Tracinda occasionally conduct cross-promotional campaigns, in which the Company’s motion pictures and the affiliates’ hotels are promoted together; however, the Company believes that the amounts involved are not material.

The Company and MGM Grand Hotel, Inc. (“Grand Hotel”), a subsidiary of MGM MIRAGE, have an ongoing relationship whereby Grand Hotel can utilize key art, still photographs of artwork and one-minute film clips from certain of the Company’s motion picture releases on an as-needed basis. In addition, the Company makes several seats at certain premieres and screenings of the Company’s theatrical motion picture releases available to Grand Hotel. The Company did not receive any monetary compensation for the use of these assets.

The Company periodically sells to Grand Hotel and certain of its affiliates, on a wholesale basis, videocassettes and other merchandise such as baseball caps, clothing, keychains and watches bearing the Company’s trademarks and logos for resale to consumers in retail shops located within Grand Hotel’s properties. In December 2000, pursuant to a Merchandise License Agreement, the Company granted a subsidiary of MGM MIRAGE the right to use certain of the Company’s trademarks and logos in connection with the retail sale of merchandise at MGM MIRAGE’s properties. The Company receives royalties based on retail sales of the licensed merchandise. The agreement has a term of five years, subject to the MGM MIRAGE’s right to extend the term for one additional five-year period and its option to terminate the agreement at any time upon 60 days’ notice. The licensing and royalty revenues received to date by the Company under this arrangement have not been material. In July 2001, the Company entered into an agreement with Grand Hotel for the licensing of the MGM logo on slot machines for one year, with two one-year options to renew which the Grand Hotel has elected not to renew. The Company recognized licensing revenue of $200,000 during the year ended December 31, 2001 with respect to this agreement.

From time to time, the Company charters airplanes from MGM MIRAGE and Tracinda for use in the Company’s business. The Company believes that the terms of the charter arrangements are no less favorable to the Company than those that could be obtained from unrelated third parties. During the three years ended December 31, 2002, 2001 and 2000, the aggregate of the payments made to MGM MIRAGE and/or Tracinda for such charters were approximately $79,000, $271,000 and $98,000, respectively.

From time to time, the Company reserves hotel rooms from MGM MIRAGE for special events. For the year ended December 31, 2002, the aggregate amount paid by the Company for such rooms was approximately $465,000.

The Company and MGM MIRAGE have entered into various other transactions and arrangements which, individually and in the aggregate, are not material.

Other Transactions

Until March 3, 2003, the Company had an agreement with a subsidiary of American Zoetrope (“Zoetrope”), a production company owned by Mr. Coppola, a director of the Company and a member of the Executive Committee, for the financing and distribution in the U.S. and Canada of lower budget theatrical motion pictures to be produced by Zoetrope over a three-year period commencing in March 2000. Under the agreement, the Company had an exclusive “first look” on projects developed by Zoetrope with a budget (or anticipated budget) of less than $12 million and, subject to certain conditions being met, the Company acquired distribution rights in the U.S. and Canada as well as certain other ancillary rights on up to ten qualifying pictures produced by Zoetrope in exchange for an amount equal to no more than $2.5 million per picture. In addition, the Company had agreed to spend a minimum of between approximately $1 million to $2.25 million per qualifying picture in marketing and release costs.

Mr. Gleason, a member of the Board of Directors of the Company, is a part-time employee of the Company rendering services in the areas of capital markets and corporate strategy. For such services, he is paid a salary of $40,000 per annum and reimbursement for his reasonable expenses in the performance of his duties. In addition, Mr. Gleason was granted an option to purchase 300,000 shares of the Common Stock at an exercise price of $25.13 per share and 300,000 shares at an exercise price of $14.90 per share, in each case at or above the fair market value of the Common Stock on the date of grant. In January 2003, pursuant to an amendment to his employment agreement, Mr. Gleason relinquished 245,000 stock options originally granted at an exercise price of $25.13 per share. See “Security Ownership of Certain Beneficial Owners and Management.”

Mr. Haig, a member of the Board of Directors of the Company, renders consulting services to the Company for which he receives fees at the rate of $50,000 per annum.

Another motion picture studio has acquired from the Company the right, for a designated period of time, to produce a motion picture. The Company has retained the option to either co-finance such motion picture or receive a rights fee and passive profit participation. Ms. Presley, a director of the Company, is a producer of such contemplated motion picture.

Mr. Winterstern, a member of the Board of Directors of the Company, serves on the board of directors of Mosaic Media Group, Inc. and Lakeshore Entertainment LLC and previously served on the Board of Directors of Signpost Films until December 31, 2002. A wholly-owned subsidiary of Mosaic Media Group, Inc. has a (i) “first look” agreement dated May 7, 2001 with the Company, (ii) Co-Financing and Distribution Agreement dated May 7, 2001 with the Company for the motion picture Rollerball and (iii) Producing Agreement dated as of December 1, 2001, lending the Company the services of Charles Roven as producer for the motion picture Bulletproof Monk. A subsidiary of Lakeshore Entertainment LLC has an international distribution agreement with the Company dated December 1, 2001 for the motion picture Bulletproof Monk.

In 1994, in connection with the formation of Movie Network Channels, a joint venture in which the Company has a non-controlling interest, the Company licensed to the joint venture certain of its current theatrical and television motion pictures, as well as a number of its library pictures, for distribution on Australian pay television. The agreement expires on June 30, 2005, with all motion pictures covered by the agreement reverting to the Company within one year after that date, but both the Company and Movie Network Channels have the right to extend the license for a further four years. The Company receives a license fee for each picture that is based on the number of Movie Network Channel’s subscribers. The Company recognized such license fee revenues of $4,014,000, $3,249,000 and $3,273,000 during the years ended December 31, 2002, 2001 and 2000, respectively. The Company believes that the terms of the agreement are no less favorable to the Company than those contained in its licenses with unaffiliated licensees.

The Company, under various agreements, licenses the right to distribute certain motion picture and television product in the domestic television market to the Rainbow Media cable channels, in which the Company acquired a 20 percent equity interest on April 2, 2001. During the years ended December 31, 2002 and 2001, the Company recognized revenues of $4,768,000 and $6,158,000, respectively, under these licensing arrangements. The Company believes that the terms of these agreements are no less favorable to the Company than those contained in its licenses with unaffiliated licensees.

The Company has equity interests ranging from five percent to 50 percent in certain television channels located in various international territories in which the Company licenses certain library pictures and theatrical motion pictures and television series, miniseries and made-for-television movies produced or distributed by the Company during the terms of the agreements. The Company recognized aggregate license fees under these agreements of $22,804,000, $24,107,000 and $23,861,000 during the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has a 50 percent equity interest in MGM-NBC Media Sales to distribute off-network feature films and television series and first-run syndication programming from both the Company and NBC Enterprises, Inc. in the television barter sales markets. In the year ended December 31, 2002, the Company incurred a sales agency fee to MGM-NBC Media Sales of $1,298,000. At December 31, 2002, the Company has a receivable from MGM-NBC Media Sales of $11,661,000 for the distribution of its product and certain administration charges.

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, a law firm of which Jay Rakow, Senior Executive Vice President and General Counsel of the Company, was a partner, has performed extensive legal services for the Company relating to litigation, sales of securities, general corporate matters, real estate and other transactions and agreements.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2004 ANNUAL MEETING

Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit to the Company a proposal that qualifies for inclusion in the Company’s proxy statement and proxy relating to the annual meeting of stockholders to be held in 2004 must submit such proposal so that it is received by the Company no later than December 10, 2003 and must satisfy the other requirements of Rule 14a-8. All such stockholder proposals should be submitted to the Secretary of the Company. Under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company’s proxy statement and proxy for such meeting pursuant to Rule 14a-8 unless the Company is notified about the proposal no later than February 24, 2004 and the stockholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxies, however, to consider and vote upon any additional matters that may be presented.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report to Stockholders, Annual Report on Form 10-K (without exhibits thereto) and Amendment No. 1 thereto on Form 10-K/A for the year ended December 31, 2002 (without exhibits thereto) accompany this Proxy Statement. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon request. To obtain any such exhibits, contact the Corporate Secretary of the Company at 2500 Broadway Street, Santa Monica, CA 90404, or call (310) 449-3000.

Stockholders are urged to immediately mark, date, sign and return the enclosed proxy in the envelope provided, to which no postage need be affixed if mailed in the United States.

By order of the Board of Directors,

William Allen Jones Senior Executive Vice President and Secretary

Santa Monica, California

April 9, 2003

APPENDIX A

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

OVERALL MISSION

The Audit Committee is appointed by the Board of Directors of Metro-Goldwyn-Mayer Inc. (the “Company”) to (a) assist the Board of Directors in monitoring (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the outside auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and outside auditors; and (b) prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. In fulfilling its responsibilities, the Committee oversees, among other things, the financial reporting process, the system of internal controls, the audit process and the Company’s policies and procedures respecting compliance with governmental laws, rules and regulations and the Company’s Code of Conduct and Conflict of Interest Policy.

EFFECTIVE DATE

This Amended and Restated Charter shall become effective following its adoption by the Board of Directors upon the earlier of (i) the effective date of the final rules of the SEC to be adopted pursuant to Section 301 of the Sarbanes-Oxley Act of 2002 or (ii) approval by the SEC of the proposed corporate governance listing standards heretofore submitted by the New York Stock Exchange.

COMPOSITION AND ORGANIZATION

The Audit Committee shall be comprised of at least three (3) directors appointed by the Board of Directors, each to serve until the next succeeding annual organizational meeting of the Board (following the Annual Meeting of Stockholders) or until his or her earlier death, resignation, disqualification or removal. One of its members shall be appointed to serve as chair and shall preside at Committee meetings and make regular reports to the Board of Directors.

MEETINGS OF THE AUDIT COMMITTEE

The Committee shall meet as frequently as necessary to properly carry out its responsibilities, but not less than once every fiscal quarter. The Audit Committee should meet separately at least quarterly with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. Such meetings, at the Committee’s discretion, may be in person, by telephone or by unanimous written consent. The Committee shall keep written minutes of its meetings, which shall be retained in the minute books of the Company.

QUALIFICATIONS FOR MEMBERSHIP

Each member of the Audit Committee shall be “financially literate” (or will become so within a reasonable time after his or her appointment to the Audit Committee), and the chair of the Audit Committee shall have “accounting or related financial management expertise” as such qualifications are interpreted by the Board of Directors in its business judgment. Each member shall be “independent” under the rules of the New York Stock Exchange and free of any relationship that, in the business judgment of the Board, would interfere with the exercise of independent judgment with respect to the Company and its management. No director shall qualify as

“independent” unless the Board of Directors determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No director may serve as chair or as a voting member of the Audit Committee if such director is a beneficial owner of 20% or more of the Company’s voting stock (or is a general partner, controlling shareholder or officer of such a beneficial owner), but such director may serve as a nonvoting member of the Audit Committee.

No member of the Audit Committee may receive any compensation from the Company other than (i) director’s fees and (ii) a pension or other deferred compensation for prior service that is not contingent on future service. Members shall have such other qualifications as shall be imposed from time to time by the SEC or the New York Stock Exchange.

DUTIES AND RESPONSIBILITIES

The Audit Committee shall have the following duties and responsibilities and such other responsibilities as the Board of Directors, the SEC or the New York Stock Exchange shall require from time to time:

A.    FINANCIAL REPORTING

1.	Review with management and the outside auditors the Company’s annual financial results, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q, including the audited financial statements and related disclosures required by the SEC and by generally accepted accounting principles (“GAAP”). This review shall also include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review and discuss any major issues concerning, or significant changes in, the accounting policies, principles or practices of the Company.

2.	Require the outside auditors to (i) review the financial information included in the Company’s interim financial statements before the Company files its Quarterly Report on Form 10-Q with the SEC and (ii) report the results of such review to the Committee.

3.	Review with management and the outside auditors significant accounting, tax and reporting issues, including recent professional and regulatory pronouncements, to determine their impact, if any, on the Company’s financial statements. Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and review any significant financial risk exposures facing the Company and management’s plans to monitor, control and/or minimize such exposures.

4.	Discuss with management and the outside auditors, as appropriate: (a) analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (b) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

5.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

B.     INTERNAL CONTROLS

1.	Discuss with the outside auditors the adequacy of the Company’s system of internal controls (including the controls, security and breakdown contingency plans for computerized systems and applications) and whether prior recommendations concerning internal controls made by internal and outside auditors have been implemented by management.

2.	Review the activities, organizational structure, independence and effectiveness of the internal audit function, including the scope of its responsibilities and the adequacy of its staffing and budget. Review the annual internal audit plan, completed audit reports, recommendations and follow-up. Review the significant reports to management prepared by the internal auditors and management’s responses thereto.

3.	Meet at least quarterly with the outside auditors, members of the internal audit department, the chief financial officer and/or any other members of management in separate executive sessions to discuss any matters the Committee or any of the foregoing persons believe should be discussed privately or warrant Committee attention. The Committee may investigate any matters brought to its attention within the scope of its duties and may, in its discretion and without Board approval, retain outside legal counsel or independent financial or other advisors for such purpose.

4.	Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as it may be modified or supplemented, including reports and communications related to any restriction on audit scope or significant issues discussed with the outside auditors’ national office.

C.    AUDIT PROCESS

1.	Retain and terminate the outside auditors (subject, if applicable, to shareholder ratification). The Committee shall have the sole authority to approve all audit engagement proposals, including the planning, staffing and scope of the audit and fees to be charged as well as non-audit engagements with the outside auditors not otherwise prohibited by Section 201 of the Sarbanes-Oxley Act of 2002 or other applicable laws, rules or regulations.*

2.	Following completion of the audit, review with the outside auditors (a) any significant changes in the audit plan; (b) any difficulties or significant disagreements with management encountered in the course of the audit, including any restrictions on the scope of activities or access to required information; (c) the nature and extent of any material proposed adjustments that were “passed” (as immaterial or otherwise); (d) the management or internal control letter issued, or proposed to be issued, by the outside auditors to the Company and the Company’s response thereto and (e) any other matters required under generally accepted auditing standards to be communicated to the Audit Committee or the Board of Directors. Obtain from the outside auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

3.	At least annually, obtain and review a formal written statement from the outside auditors (the “Auditors’ Statement”) describing, to the extent permitted under applicable auditing standards: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the outside auditors and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1.

*	The Audit Committee, in its discretion, may delegate to one or more of its members the authority top pre-authorize non-audit engagements, provided any such pre-approved is presented to the Audit Committee at its next scheduled meeting.

4.	Review and discuss with the outside auditors at least annually their Auditors’ Statement. Engage in an active dialogue with the outside auditors concerning any disclosed relationships or services that may affect the quality of the audit *services or the objectivity and independence of the outside auditors. Recommend that the Board of Directors, in response to the Auditor’s Statement, take such steps as it may deem appropriate to oversee the independence of the outside auditors.

5.	Review and evaluate the qualifications, performance and independence of the lead partner of the outside auditors, taking into account the opinions of management and the Company’s internal auditors.

6.	Monitor the periodic rotation of the lead audit and review partners (i.e., every five years) and consider whether there should be a regular rotation of the audit firm itself.

D.    POLICIES AND PROCEDURES

1.	Ascertain from management, legal counsel, the outside auditors and/or the senior internal audit executive whether the Company and its controlled affiliates are in compliance with governmental laws, rules and regulations and whether there are any legal or regulatory compliance matters that could have a material impact on the Company’s financial statements.

2.	Review the results of any investigation and follow-up (including any disciplinary action) with respect to fraudulent or illegal acts or accounting irregularities.

3.	Endeavor to maintain effective working relationships with, and provide an open channel of communication to, management, the Board, the internal audit department and the outside auditors.

4.	Establish clear hiring policies for employees or former employees of the outside auditors.

5.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by; employees of the issuer of concerns regarding questionable accounting or auditing matters.

E.    GENERAL

1.	Review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval. Direct that a copy of this Charter be included as an appendix to the Company’s proxy statement commencing in 2003 and thereafter at least once every three years.

2.	Prepare the Audit Committee Report required by the SEC to be included in the Company’s annual proxy statement commencing in 2001, disclosing, among other things, whether the Audit Committee (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the outside auditors the matters required by Statement on Auditing Standards No. 61; (iii) has received from, and discussed with, the outside auditors the required written disclosures regarding their independence and (iv) based on such review and discussion, has recommended to the Board of Directors that the Company’s audited financial statements be filed with the SEC on Form 10-K. The report shall also disclose whether the Audit Committee has a written charter.

3.	Prepare and review with the Board of Directors an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Amended and Restated Charter, and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make such report.

LIMITATION ON DUTIES

While the Audit Committee has the duties, responsibilities and authority set forth in this Amended and Restated Charter, nothing contained herein shall be deemed to impose on the Committee any duty, in the ordinary course, to plan or conduct audits or to make any determination that the Company’s financial statements are accurate and in accordance with generally accepted accounting principles. Such duties are the responsibility of management.

METRO-GOLDWYN-MAYER INC.

Proxy for Annual Meeting of Stockholders

May 14, 2003

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM A. JONES, JAY RAKOW and DANIEL J. TAYLOR, and each of them, Proxies, with full power of substitution, to represent and vote all shares of the common stock, $.01 par value per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. to be held at the St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California on May 14, 2003, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Detach here from proxy voting card.

METRO-GOLDWYN-MAYER INC.

Annual Meeting of Stockholders

Wednesday, May 14, 2003

10:00 a.m.

St. Regis Hotel

2055 Avenue of the Stars

Los Angeles, California

ADMISSION TICKET

This ticket must be presented at the door for entrance to the meeting.

Mark Here for Address Change or Comments    ☐

PLEASE SEE REVERSE SIDE

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Proposal 1, FOR Proposal 2 and in accordance with the best judgment of the proxy holders, or any of them, on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

1. Election of Directors

☐    FOR all nominees named (except as marked to the contrary)

☐    Withhold Authority for all nominees named

Names of Nominees: 01 James D. Alijan, 02 Willie D. Davis, 03 Alexander M. Haig, Jr., 04 Michael R. Gleason, 05 Kirk Kerkorian, 06 Frank G. Mancuso, 07 Christopher J. McGurk, 08 A.N. Mosich, 09 Priscilla Presley, 10 Henry D. Winterstern, 11 Alex Yemenidjian, 12 Jerome B. York

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.)

2. Ratification of the selection of independent auditors

☐    FOR

☐    AGAINST

☐    ABSTAIN

☐    I Plan to attend the meeting

Please disregard if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC. Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature                                                               Signature                                                                       Date:

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as signed. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Detach here from proxy voting card.

ADMISSION TICKET

Annual Meeting

of

METRO-GOLDWYN-MAYER INC.

Wednesday, May 14, 2003

10:00 a.m.

St. Regis Hotel

2055 Avenue of the Stars

Los Angeles, California

Agenda

1.	To elect a Board of Directors.
2.	To consider and act upon the ratification of the selection of Ernst & Young LLP as independent auditors of Metro-Goldwyn-Mayer Inc. for the fiscal year ending December 31, 2003.
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.